Exhibit 3.1

RESTATED ARTICLES OF AMENDMENT
TO THE RESTATED ARTICLES OF INCORPORATION
OF TOWER FINANCIAL CORPORATION

The undersigned Officer of TOWER FINANCIAL CORPORATION (the “Corporation”), existing pursuant to the provisions of the Indiana Business Corporation Law, as amended (the “Act”), desiring to give notice of corporate action effectuating amendment of certain provisions  of its Restated Articles of Incorporation, (the “Restated Amendment”), certify the following facts:

ARTICLE I – AMENDMENTS

This Restated Amendment is intended to supersede and replace in entirety the Articles of Amendment to the Restated Articles of Incorporation of Tower Financial Corporation filed on September 14, 2009.

The Restated Articles of Incorporation of the Corporation, as filed in the Office of the Secretary of State of Indiana on November 12, 1998 (the “Articles”), are hereby amended by adding the following Section 5.6:

Section 5.6.  Series A Preferred Stock:  Designation, Preferences, Limitations and Relative Rights.

(a)           Designation of Series and Amount.  The Corporation hereby designates 20,000 shares of Preferred Stock to be issued at a par value and Original Issue Price of $100.00 per share (“Series A Preferred Stock”).  The number of Series A shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares to a number less than the number of shares then outstanding.

(b)           Dividend Rights.

(1)           Holders of the outstanding shares of Series A Preferred Stock, in preference to the holders of Common Stock of the Corporation, shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, quarterly cash dividends calculated based upon the Applicable Annual Interest Rate as defined in Section 5.6(b)(2) below.  The dividend shall be adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares.

(2)           The Applicable Annual Interest Rate shall be the prime rate (as published by the Wall Street Journal’s money rate table) plus 2.0%.  The Applicable Annual Interest Rate may not exceed 9.25%.

(3)           Dividends shall be payable only when, as and if declared by the Board of Directors and shall not be cumulative.

(4)           So long as any shares of Series A Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on the Common Stock, nor shall any shares of Common Stock be purchased, redeemed or otherwise acquired for value by the Corporation until all dividends on the Series A Preferred Stock shall have been paid or declared and set apart for such quarter.

(5)           The Corporation shall pay all dividends in cash, and the holders may not require the Corporation to declare or pay dividends in any form other than cash.

(c)           Voting Rights.  Series A Preferred Stock shall have no voting rights.

(d)           Liquidation Rights.

(1)            In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership thereof, the respective Original Issue Price per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), respectively, plus all accrued or declared but unpaid dividends on such share for each share of Series A Preferred Stock then held by them.  If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(2)           The following events shall be considered a liquidation under this Section:

(A)           Any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less that 50% of the Corporation’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Corporation (an “Acquisition”);

(B)           A sale, lease or other disposition of all or substantially all of the assets of the Corporation (an “(Asset Transfer”);

(C)           In the event of an Acquisition or Asset Transfer, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors.  Any securities shall be valued as follows:

(i)           Securities not subject to investment letter or other similar restriction on free marketability;

(a)           If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

(b)           If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(c)           If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors.

(ii)           The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above to reflect the approximate fair market value thereof, as determined by the Board of Directors.

(e)           Conversion Rights.  The holders of the Series A Preferred Stock shall have the following rights with respect to the conversion into shares of Common Stock:

(1)           Right to Convert.  Each share of Series A Preferred Stock shall be convertible, at the option of the holder, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into to such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price.

(2)           Conversion Price.  The conversion price for the Series A Preferred Stock (the “Series A Conversion Price”) is six and 02/100 dollars ($6.02) per share of common stock.

Example Conversion Calculation: a holder of 1,000 shares of Series A Preferred Stock may convert such Shares into 16,611 shares of Common Stock ((1,000 x $100.00)/6.02).

(3)           Mechanics of Conversion.  Each holder of Series A Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 5.6(e) shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same.  Such notice shall state the number of shares of Series A Preferred Stock being converted.  Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled.  Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.  If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the holder(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock, holder shall not be deemed to have converted such Series A Preferred Stock until immediately prior to closing of such sale of securities.

(4)           Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Series A Preferred Stock is issued effect a stock split or subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A Preferred Stock, the Series A Conversion Price in effect immediately before that subdivision shall be proportionately decreased.  Conversely, if the Corporation shall at any time or from time to time after the Series A Preferred Stock is issued effect a reverse stock split or combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A Preferred Stock, the Series A Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5.6(e)(4) shall become effective at the close of business on the date the subdivision, stock split, reverse stock split or combination becomes effective.

(5)           Adjustment for Common Stock Dividends and Distributions.  If the Corporation at any time or from time to time after the Series A Preferred Stock is issued makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefore, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion  Price shall be adjusted pursuant to this Section 5.6(e)(5) to reflect the actual payment of such dividend or distribution.

(6)           Adjustments for Other Dividends and Distributions.  If the Corporation at any time or from time to time after the Series A Preferred Stock is issued makes, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5.6(e)(6) with respect to the rights of the holders of the Series A Preferred Stock or with respect to such other securities by their terms.

(7)           Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Series A Preferred Stock is issued, the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer or a subdivision or combination of shares, stock dividend or reorganization provided for elsewhere in this Section 5.6(e)), each holder of Series A Preferred Stock shall have the right thereafter to convert the Series A Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(8)           Organizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Series A Preferred Stock is issued, there is an Acquisition, Asset Transfer or other capital reorganization of the Common Stock as a part of such capital reorganization, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5.6(e) with respect to the rights of the holders of Series A Preferred Stock after the capital reorganization to the end that the provisions of this Section 5.6(e) (including adjustment of the Series A Conversion Price then in effect) shall be applicable after that event and be as nearly equivalent as practicable.

(9)           Subsequent Sales of Shares. Except as otherwise provided elsewhere in this Section 5.6(e), the issuance or sale by the Corporation of additional shares of Common Stock or Preferred Stock, for a sales price that is less than $6.02 shall not cause any change in or otherwise affect the Series A Conversion Price.

(10)           Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Liquidation or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, or any Asset Transfer, merger or consolidation of the Corporation with or into any other corporation, the Corporation shall mail to each holder of Series A Preferred Stock at least twenty (20) days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Liquidation, reorganization, reclassification, transfer, consolidation, merger, is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Liquidation, reorganization, reclassification, transfer, consolidation, or merger.

(11)           Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(12)           No Dilution or Impairment; No Forced Conversion. The Corporation shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against dilution or other impairment.

(13)           Conversion Limitation. Notwithstanding the foregoing, Series A Preferred Stock may not be converted at any time on or after the date of the call for redemption of Series A Preferred Stock pursuant to Section 5.6(f)(2), provided that the Corporation then pays the Series A Redemption Rate in accordance with Section 5.6(f)(2)(A). However, Series A Preferred Stock may be converted at any time during the thirty (30) day notice period for a Call.

(f)           Series A Put Rights and Call Rights.

(1)           No Forced Redemption and No Put Rights.  Holders of the Series A Preferred Stock shall have no put rights and may not require the Corporation to redeem their Series A Preferred Stock.

(2)           Call Rights.   At any time after September 15, 2012, the Corporation may, at its sole discretion, upon thirty days notice, call for redemption all or any portion of the shares of Series A Preferred Stock at the Series A Redemption Rate and on the terms set forth below.  If the redemption is for less than all of the outstanding shares of Series A Preferred Stock, the Corporation shall be under no obligation to redeem the Series A Preferred Stock of various holders on a pro rata basis but may select, in its sole discretion, which shares will be redeemed.

(A)           Redemption Rate. The price at which the Corporation may call the Series A Preferred Stock (the “Series A Redemption Rate”) shall be as follows (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares):

(i)           For the period beginning September 25, 2012 and ending September 24, 2013, the Series A Redemption Rate shall be 110% of the Original Issue Price; and

(ii)           For the period beginning September 25, 2013 and ending September 24,  2014, the Series A Redemption Rate shall be 105% of the Original Issue Price; and

(iii)           For the period beginning September 25, 2014 and thereafter, the Series A Redemption Rate shall be 100% of the Original Issue Price.

(B)           Redemption Payment Terms. The Series A Redemption Rate shall be paid to a holder of Series A Preferred Stock within thirty (30) business days after the date of the call and the stock certificates for the redeemed shares are surrendered to the Corporation.

(C)           Redemption Mechanics.  Each holder of Series A Preferred Stock whose shares are called for redemption pursuant to this Section 5.6(f) shall, on the payment date of and as a condition to receiving the Series A Redemption Rate, surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Preferred Stock. Such redemption shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred Stock to be redeemed, and from and after such date, all rights of the holder of the Series A Preferred Stock redeemed shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or deemed to be outstanding for any purpose whatsoever. Any right to accrued dividends will cease on the payment date irrespective of whether the holder surrenders the certificate on such date.

(g)           No Preemptive Rights. Holders of Series A Preferred Stock shall have no preemptive rights of any kind.

(h)           Notices.  Any notice required by the provisions of this Section 5.6 shall be in writing and shall be deemed effectively given: (i) upon personal delivery or when sent via email to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the applicable address, either physical or electronic, of such holder appearing on the books of the Corporation or such holder’s most recent email address known to the Corporation.

ARTICLE II

This Restated Amendment was adopted by the Board of Directors on September 17, 2009 to become effective upon execution by the Company’s President and filing with the Office of the Indiana Secretary of State.

ARTICLE III

MANNER OF ADOPTION AND VOTE

At a meeting of the Board of Directors on September 17, 2009, a resolution was adopted proposing to the Corporation, that the provisions and terms of its Restated Articles of Incorporation be amended to reflect the provisions set forth in this Restated Amendment.  This Restated Amendment was adopted by the Board of Directors and shareholder action was not required.

ARTICLE IV

The manner of the adoption of this Restated Amendment constitutes full legal compliance with the provisions of the Act, and the Restated Articles of Incorporation and the By-Laws of the Corporation.

IN WITNESS WHEREOF, the undersigned being the President of said Corporation executed this Restated Amendment and verifies, subject to penalties of perjury, that the statements contained herein are true this 24th day of September, 2009.

/s/ Michael D. Cahill
Michael D. Cahill, President / Chief Executive Officer